Exhibit  23.1

                           CONSENT OF BDO SEIDMAN, LLP



        We consent to the incorporation by reference in the Registration Statements of Tag-It Pacific, Inc. on Form S-8 (File No. 333-84099) and on Form S-8 (File No. 333-44592) of our report dated March 12, 2001 (except for Note 7 which is dated April 2, 2001), on our audits of the consolidated balance sheets of Tag-It Pacific, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000, which report is incorporated by reference in this Annual Report on Form 10-K.



                             /s/BDO Seidman, LLP



        Los Angeles, California

        March 12, 2001